Exhibit 10.29
ADDENDUM TO CONTRACT OF EMPLOYMENT

The undersigned:

1.	Daniel Grieder, residing at Stadhouderskade 6, 1054 ES Amsterdam, hereafter called: the Employee

2.	Tommy Hilfiger Europe B.V., located at Stradhouderskade 6, 1054 ES Amsterdam, hereafter called: the Employer
Considering:
that Employee and Employer have agreed to an employment contract for an indefinite period of time, starting May 1st, 2004.
Agree to the following:

a.
Insofar as article 9 of the Implementation Regulation Withholding Tax Law 1965 is applicable, the Employee will receive a tax-free reimbursement for extraterritorial expenses. The Employee agrees that his/her wage for present employment as in article [no.] of the employment contract will be reduced in such a manner that 100/70 of the thus to be determined and agreed on wage for present employment is equal to the original agreed upon wage for present employment.

b.	Insofar as article a. is applicable, the Employee will receive a reimbursement for extraterritorial expenses equal to 30/70 of the thus to be determined and agreed wage for present employment.

c.
The Employee is aware of the fact that an adjustment in the agreed compensation made in accordance with article a. may have an impact on all compensation and benefits (for example pension and social insurance benefits) related to the wage.

Amsterdam                        July 8th, 2004
/s/ Isabella Becker                    /s/ Daniel Grieder
Isabella Becker                        Daniel Grieder
Director European Human Resources
Tommy Hilfiger Europe B.V.